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                                                                      Exhibit 11




                       COMPUTATION OF NET LOSS PER SHARE

                                                                      YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------
                                                                1991            1992           1993
                                                            ------------    ------------    ------------
 Net loss                                                   $ (2,263,138)   $ (1,989,895)   $ (1,364,689)
 Weighted average common shares outstanding                    2,143,892       2,144,740       4,586,361
 Weighted average convertible preferred stock
 outstanding                                                   6,197,882       6,197,882       6,478,996
 Common stock equivalents (relating to options)                  402,832         402,832              --
 Common shares subject to SAB 83                               1,491,887       1,491,887              --
 Convertible preferred shares subject to SAB 83                6,760,143       6,760,143              --
                                                            ------------    ------------    ------------
 Total shares outstanding                                     16,996,636      16,997,484      11,065,357
 2-1 REVERSE STOCK SPLIT                                       8,498,318       8,498,742             n/a

 Net loss per share                                         $       (.27)   $       (.23)   $       (.12)
                                                            ============    ============    ============


                                                                 1994            1995           1996
                                                            ------------    ------------    ------------
 Net loss                                                   $ (4,357,868)   $ (3,983,451)  $ (5,080,591)
 Weighted average common shares                               12,831,585      13,504,790      15,382,848
 outstanding
 Common stock equivalents (relating to                                --              --              --
 options)
 Common shares subject to SAB 83                                      --              --              --
 Convertible preferred shares subject  to SAB 83                      --              --              --
                                                                      --              --              --
                                                            ------------    ------------    ------------

 Total shares outstanding                                     12,831,585      13,504,790      15,382,848

 Net loss per share                                         $       (.34)   $       (.29)   $       (.33)
                                                            ============    ============    ============